Exhibit (a)(1)(B)

«First_Name» «Last_Name»

«EE_ID»

CREDENCE SYSTEMS CORPORATION

LETTER OF TRANSMITTAL

The Exchange Offer and withdrawal rights expire at 12:00 midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008 unless the offer is extended.

INSTRUCTIONS TO LETTER OF TRANSMITTAL

1. DEFINED TERMS. All terms used in this letter of transmittal but not defined have the meaning ascribed to them in the Exchange Offer, dated June 27, 2008, also referred to as the Exchange Offer. Unless the context requires otherwise, references in this letter of transmittal to “Credence,” “we,” “us,” “our,” and “ours” mean Credence Systems Corporation and its subsidiaries.

2. EXPIRATION DATE. The Exchange Offer and any rights to withdraw a tender of options expire at 12:00 midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008, unless the Exchange Offer is extended.

3. TENDERS. If you intend to tender options under the Exchange Offer, you must sign this letter of transmittal and complete the election form attached as Annex A. You are not required to tender any of your options. If you hold separately granted options and choose to tender for exchange a particular eligible option grant, you must tender the entire option grant, but need not tender other option grants held by you.

4. DELIVERY OF LETTER OF TRANSMITTAL. A signed copy of this letter of transmittal, together with a properly completed election form, must be received by Credence before 12:00 midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008 (or such later date as may apply if the Exchange Offer is extended) by one of the following means:

Via Mail or Courier

Credence Systems Corporation

1421 California Circle

Milpitas, California 95035

Attn: Stock Administration

Via Facsimile

Credence Stock Administration, Fax No. (408) 635-4750

Via Electronic Delivery

Scan the completed and signed letter of transmittal and e-mail it to stock_administrator@credence.com

5. STOCK OPTION AGREEMENTS. You do not need to return your stock option agreements for your options to effectively elect to accept this offer.

Your election will be effective only upon receipt by us. E-mail (other than an e-mail with the scanned document attached) and voice-mail will NOT be accepted as a valid manner of election.

If you have questions about delivery, you may contact Stock Administration at stock_administrator@credence.com, or by telephone at (408) 635-3750. You should review the Exchange Offer, the letter of transmittal, the election form and all of their attachments before making your election. The complete Exchange Offer documentation package is available for your review on the Credence Systems Corporation intranet site home page. Look for the link: 2008 Stock Option Exchange.

6. WITHDRAWAL OF ELECTION. Tenders of options made under the Exchange Offer may be withdrawn at any time before 12:00 midnight, U.S. Pacific (Milpitas) Time, on July 28, 2008, unless we extend the expiration date, in which case withdrawals must be received before midnight, U.S. Pacific (Milpitas) Time, on such later expiration date. In addition, if Credence does not accept your tendered options by July 28, 2008, you will also have the right to withdraw your tendered options after that date and until your tendered options have been accepted.

To withdraw tendered options, you must mail or fax a properly completed notice of withdrawal form to Stock Administration at Credence Systems Corporation, 1421 California Circle, Milpitas, California 95035, Fax No. (408) 635-4750 or scan the signed notice of withdrawal form and e-mail it to stock_administrator@credence.com. Withdrawals may not be rescinded and any options withdrawn will not be considered to be properly tendered, unless the withdrawn options are properly re-tendered before the expiration date by following the procedures described in numbers 3 and 4 above. A withdrawal form is available on the Credence Systems Corporation intranet site home page. Look for the link: 2008 Stock Option Exchange.

7. SIGNATURES. Please sign and date the letter of transmittal prior to returning the form.

8. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance, as well as requests for additional copies of the Exchange Offer or this letter of transmittal may be directed to Stock Administration at stock_administrator@credence.com. Telephone: (408) 635-3750. Copies will be furnished promptly at Credence’s expense.

9. IRREGULARITIES. We will determine, in our discretion, all questions as to the number of shares subject to options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We may reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular options or any particular option holder before the expiration of the offer. No options will be accepted for exchange until the option holder exchanging the options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the expiration date. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

10. CONDITIONAL OR CONTINGENT OFFERS. Credence will not accept any alternative, conditional or contingent tenders.

IMPORTANT TAX INFORMATION. If you are a U.S. option holder, you should refer to Schedule A of the Exchange Offer, which contains important tax information. If you are a non-U.S. option holder, you should refer to the appropriate schedule among Schedules B - H of the Exchange Offer, which contain important tax information. We encourage all employees to consult with tax advisors if you have questions about your financial or tax situation. The complete Exchange Offer documentation package is available for your review on the Credence Systems Corporation intranet site home page. Look for the link: 2008 Stock Option Exchange.

LETTER OF TRANSMITTAL

To:	Credence Systems Corporation 1421 California Circle Milpitas, California 95035 Facsimile: (408) 635-4750 Attn: Stock Administration E-mail: stock_administrator@credence.com

I have received the Exchange Offer, this letter of transmittal and the election to tender eligible options attached as Annex A.

I acknowledge that:

(1)	I, the undersigned, accept the terms and conditions of the Exchange Offer and hereby tender to Credence for exchange those eligible options with an exercise price of $3.96 or greater specified on Annex A and understand that, upon acceptance by Credence, the offer and this letter of transmittal will constitute a binding agreement between Credence and me.

(2)	I understand that, as described in the Exchange Offer for eligible options I tender for exchange, I will receive new options with an exercise price equal to the closing price of a share of Credence common stock on the NASDAQ Global Market on the date of the exchange. Each new option will cover that number of shares calculated such that the fair value of the new option under the provisions of SFAS 123(R) is equal to the fair value of the original option; provided that in no event shall the ratio of the number of shares subject to a surrendered eligible option to the number of shares subject to a new option exceed five (5) to one (1).

(3)	I understand that the new options I receive will have new vesting terms (as explained in the Exchange Offer packet) beginning with the grant date of the new option, and that if I receive or submit a notice of termination for any reason prior to a vesting date I will forfeit the unvested portion of the option.

(4)	The new option will be exercisable as it vests.

(5)	I hereby sell, assign and transfer to Credence all right, title and interest in and to all of the options that I am tendering, and I agree that I shall have no further right or entitlement to purchase any shares of Credence’s common stock under the tendered eligible options that are accepted by Credence for cancellation or to have any other rights or entitlements under those cancelled eligible options.

(6)	I acknowledge that Credence has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer.

(7)	I acknowledge that in order to receive the new stock option, I must continue to be an employee of Credence or one of its subsidiaries, and not have submitted or received a notice of termination, on the date the Exchange Offer expires.

(8)	I agree to all of the terms and conditions of the offer AND HAVE ATTACHED A COMPLETED COPY OF ANNEX A.

Date:
Signature

«First_Name» «Last_Name»

«EE_ID»

ANNEX A

ELECTION TO TENDER ELIGIBLE OPTIONS

To:	Credence Systems Corporation

I hereby tender the options listed below for exchange, with the exception of any option row that I have crossed out.

Employee ID	Last Name	First Name	Grant Number	Grant Date	Exercise Price	Total Number of Outstanding Shares Subject to Option

Outstanding Shares represents the total number of shares for which the option was granted minus any shares previously exercised.

If you have any questions, please contact Stock Administration at stock_administrator@credence.com